Exhibit 2.1


                        PURCHASE AND ASSUMPTION AGREEMENT


                              BOSTON BRANCH OFFICE


                          dated as of February 22, 2005


                                     between


                            ATLANTIC BANK OF NEW YORK


                                       and


                       THE FIRST NATIONAL BANK OF IPSWICH

                                Table of Contents

                                                                            Page
                                                                            ----

                                    ARTICLE I

DEFINED TERMS................................................................4
   Section 1.1  Definitions..................................................4

                                   ARTICLE II

TERMS OF ASSIGNMENT AND ASSUMPTION AND PURCHASE..............................7
   Section 2.1  Transfer of Assets...........................................7
   Section 2.2  Assignment and Assumption of Liabilities.....................7
   Section 2.3  Consideration to Seller......................................7
   Section 2.4  Consideration to Purchaser...................................8
   Section 2.5  Payment and Timing...........................................8
   Section 2.6  Post Closing Adjustment......................................9

                                   ARTICLE III

COVENANTS...................................................................10
   Section 3.1  Settlement Operations after Closing.........................10
   Section 3.2  Items in Transit............................................11
   Section 3.3  Stop Payment Items..........................................11
   Section 3.4  Unreconciled Passbook Accounts..............................12
   Section 3.5  Books and Records...........................................12
   Section 3.6  Data Processing.............................................13
   Section 3.7  Regulatory Approvals........................................13
   Section 3.8  IRAs........................................................14
   Section 3.9  Contracts...................................................14
   Section 3.10  Change of Name and Notice to Customers.....................15
   Section 3.11  Removal of Signage.........................................16
   Section 3.12  Taxes......................................................16
   Section 3.13  Employees and Employee Benefits............................16
   Section 3.14  Safe Deposit Boxes.........................................18
   Section 3.15  ABA Routing Number.........................................18
   Section 3.16  Seller's Actions Prior to Closing..........................18
   Section 3.17  Purchaser's Actions Prior to Closing.......................19
   Section 3.18  Cooperation and Further Assurances.........................19
   Section 3.19  Post-Closing Cooperation...................................19

                                   ARTICLE IV

COVENANT NOT TO COMPETE.....................................................20
   Section 4.1  Solicitation of Accounts....................................20
   Section 4.2  Enforcement and Remedies....................................20

                                Table of Contents

                                                                            Page
                                                                            ----

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER....................................20
   Section 5.1  Corporate Organization......................................20
   Section 5.2  Authorization...............................................20
   Section 5.3  Approvals to Operate Branch.................................21
   Section 5.4  Litigation..................................................21
   Section 5.5  Non-Contravention...........................................21
   Section 5.6  Consents and Approvals......................................21
   Section 5.7  Agents or Brokers...........................................22
   Section 5.8  Deposits....................................................22
   Section 5.9  Books and Records...........................................22
   Section 5.10  Disclaimer.................................................22

                                   ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................22
   Section 6.1  Corporate Organization......................................22
   Section 6.2  Authorization...............................................22
   Section 6.3  Litigation..................................................23
   Section 6.4  Non-Contravention...........................................23
   Section 6.5  Consents and Approvals......................................23
   Section 6.6  Agents or Brokers...........................................24
   Section 6.7  Deposits....................................................24
   Section 6.8  Absence of Inducements......................................24

                                   ARTICLE VII

CONDITIONS TO CLOSING.......................................................24
   Section 7.1  Conditions to Obligations of All Parties....................24
   Section 7.2  Additional Conditions to Obligations of Purchaser...........25
   Section 7.3  Additional Conditions to Obligations of Seller..............26

                                  ARTICLE VIII

INDEMNIFICATION.............................................................27
   Section 8.1  Seller's Indemnification....................................27
   Section 8.2  Purchaser's Indemnification.................................27

                                   ARTICLE IX

TERMINATION.................................................................28
   Section 9.1  Events of Termination.......................................28
   Section 9.2  Exception...................................................28
   Section 9.3  Effect of Termination.......................................28

                                Table of Contents

                                                                            Page
                                                                            ----

                                    ARTICLE X

   MISCELLANEOUS............................................................29
   Section 10.1  Expenses...................................................29
   Section 10.2  Notices....................................................29
   Section 10.3  Survival...................................................30
   Section 10.4  Confidentiality............................................30
   Section 10.5  Entire Agreement...........................................33
   Section 10.6  Modification...............................................33
   Section 10.7  Waivers....................................................33
   Section 10.8  Enforceability.............................................33
   Section 10.9  Schedules, Exhibits and Headings...........................33
   Section 10.10  Successors and Assigns....................................34
   Section 10.11  Counterparts..............................................34
   Section 10.12  Governing Law.............................................34
   Section 10.13  Public Announcements......................................34

                        PURCHASE AND ASSUMPTION AGREEMENT

      This PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into as of February 22, 2005, by and between ATLANTIC BANK OF NEW YORK ("Seller"), a New York commercial bank, and THE FIRST NATIONAL BANK OF IPSWICH ("Purchaser"), a national bank.

                              W I T N E S S E T H:

      WHEREAS, Seller and Purchaser are engaged in the banking business in the Commonwealth of Massachusetts, the deposit accounts of Seller are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") and the deposit accounts of Purchaser are insured by the Bank Insurance Fund of the FDIC; and

      WHEREAS, Seller operates a bank branch facility located at 33 State Street, Boston, Massachusetts 02109 ("Branch"); and

      WHEREAS, Seller desires to sell and transfer the deposit liabilities and certain assets associated with the Branch to Purchaser; and

      WHEREAS, the purchase and transfer of liabilities and assets as contemplated hereby are subject to certain regulatory approvals and notices.

      NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

      Section 1.1 Definitions.

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Assets" shall mean (a) all of Seller's rights, title and interest in and to the Contracts and Safe Deposit Business; (b) Cash on Hand; (c) the Personal Property; and (d) the Loans.

      "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

      "Branch Employees" shall have the meaning as set forth in Section 3.13(b) hereof.

      "Business Day" shall mean shall mean a Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Massachusetts are generally authorized or obligated by law or executive order to close.

      "Cash on Hand" shall mean all cash on hand at the Branch, as of the Effective Time, including vault cash, ATM cash, petty cash and teller's cash.

      "Closing" shall mean the completion of the assumption of the Deposits as provided for hereunder writing. The Closing shall take place at Craig and Macauley Professional Corporation, Federal Reserve Plaza, 600 Atlantic Avenue, Boston, MA at 10:00 a.m. at such place and time as the parties may mutually agree in writing.

      "Closing Date" shall mean the date on which the Closing shall occur, which shall be the earliest practicable date after the date on which all conditions set forth in this Agreement shall have been satisfied or shall have been waived and all applicable waiting periods shall have expired, or such other date as the parties may agree in writing.

      "Contracts" shall mean the agreements, contracts, leases and other instruments made by or with respect to the operation of the Branch that Purchaser elects to assume hereunder in accordance with Section 3.9 hereof.

      "Contract Liabilities" shall mean any and all liabilities of Seller arising on or after the Effective Time under any of the Contracts set forth in
Schedule 1.1(a).

      "Deposits" shall mean those deposit liabilities on the books of the Branch, as determined in accordance with the customary practice of the Seller, as of the Effective Time, which are defined as deposits in Section (3)(l) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(l), and including all IRA Accounts for which (a) Seller serves as trustee or custodian and (b) the assets of which consist solely of deposits, any collected and uncollected deposits associated therewith together with all interest accrued, credited or paid thereon up to and including the Effective Time hereto. The Deposits as of the date of this Agreement are more particularly described in Schedule 1.1 (b) attached hereto.

      "Effective Time" shall mean 6:01 p.m. on the Closing Date.

      "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15 (519) opposite the caption "Federal Funds (Effective)." H.15 (519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "IRA Account" shall mean an Individual Retirement Account, as such term is defined in the Internal Revenue Code, for which Seller serves as trustee or custodian, the assets of which consist solely of deposit liabilities of the Seller.

      "Liabilities" shall mean the aggregate of the Deposits, the Contract Liabilities and all obligations of Seller arising on or after the Effective Time with respect to the Safe Deposit Business.

      "Loan Purchase Agreement" shall mean the Loan Purchase Agreement in the form attached hereto as Exhibit B.

      "Personal Property" shall mean all furniture and equipment owned or leased by Seller and located at the Branch as of the Effective Time, including, without limitation, furniture, office machinery, shelving, office supplies and other personal property, but excluding computer equipment, attached or appurtenant to the Branch and used for or usable in the occupancy or operation of the Branch. The Personal Property as of the close of business on the Business Day immediately prior to the date hereof is listed on Schedule 1.1 (c) attached hereto, which shall be updated by Seller as of a date no more than five (5) calendar days prior to the Closing Date. The term "Personal Property" shall not include the existing Seller signage located at the Branch.

      "Regulatory Approval Date" shall mean the date on which all regulatory approvals necessary for Seller and Purchaser to consummate the transactions contemplated by this Agreement have been obtained.

      "REIT Loan Purchase Agreement" shall mean the REIT Loan Purchase Agreement in the form attached hereto as Exhibit C.

      "Safe Deposit Boxes" shall mean all safe deposit boxes owned by Seller as of the Closing Date located at the Branch, including any removable safe deposit boxes and safe deposit stacks in the vaults at the Branch, all right and benefit of Seller accrued as of the Closing Date under the rental agreements with respect to the safe deposit boxes located at the Branch and all keys and combinations thereto. The Safe Deposit Boxes owned or leased by Seller as of the close of business on the Business Day immediately prior to the date hereof are listed on Schedule 1.1 (d) attached hereto, which shall be updated by Seller as of a date no more than five (5) calendar days prior to the Closing Date.

      "Safe Deposit Business" shall mean all right, title, and interest in and to the safe deposit business conducted by Seller at the Branch, including but not limited to, the physical assets of the Safe Deposit Boxes located in the vaults at the Branch, all safe deposit lease agreements with the lessees thereof, safe deposit box keys, signature cards, combinations, agreements and records pertaining to the operation of the safe deposit business located at or related to the Branch.

      "Settlement Date" shall have meaning set forth in Section 2.6(c) of this Agreement.

      Capitalized terms not defined herein shall have the meanings defined in the Loan Purchase Agreement or the REIT Loan Purchase Agreement, whichever is applicable.

                                   ARTICLE II

                     TERMS OF ASSIGNMENT AND ASSUMPTION AND PURCHASE

      Section 2.1 Transfer of Assets. At the Closing, subject to the terms and conditions set forth herein, Seller will sell, convey, assign and transfer to Purchaser and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, all of Seller's right, title and interest, as of the Effective Time, in and to the Assets free and clear of all liens and encumbrances.

      Section 2.2 Assignment and Assumption of Liabilities. Except as otherwise provided in this Agreement, on the Closing Date, Purchaser shall assume and undertake to pay, perform, fulfill and discharge the Liabilities as shown on the books and records of the Branch as of the Effective Time, in accordance with the terms and conditions of the Liabilities in effect at the Effective Time. Notwithstanding the foregoing, nothing contained herein shall prevent Purchaser from changing the terms and conditions of the Liabilities after the Effective Time, subject to applicable laws and regulations. In addition, nothing contained herein shall be construed as creating any rights or remedies against Purchaser by third parties other than with respect to those Liabilities expressly assumed hereunder.

      Section 2.3 Consideration to Seller. As consideration for the purchase of Assets and the assumption of Liabilities, Purchaser shall pay to Seller, as provided in Section 2.5 hereof:

            (a) an amount equal to eight percent (8.0%) of the balance of Deposits assumed by the Purchaser, including accrued and unpaid interest thereon, as of the Effective Time (the "Premium Amount") Date;

            (b) the Cash On Hand (the "Cash Amount");

            (c) the value of the Personal Property on the books of the Seller as of the Closing Date ("Book Value of Personal Property"); and

            (d) an amount equal to the Loan Amount.

            (e) The sum of the Premium Amount, the Cash Amount, the Book Value of Personal Property and the Loan Amount shall hereinafter be referred to collectively as the "Purchaser Payment Amount."

      Section 2.4 Consideration to Purchaser. As consideration for Purchaser's assumption of the Liabilities, Seller shall pay to Purchaser an amount equal to the amount of the Deposits as of the Closing Date, including accrued but unpaid interest thereon. Seller shall pay or credit to the appropriate customer account, as of the Effective Time, all interest accrued on the Deposits up to the Effective Time.

      Section 2.5 Payment and Timing.

            (a) Consideration to Purchaser.

                  (i) On the Closing Date, Seller shall deliver to Purchaser by wire transfer, and to such account as may be specified by Purchaser, an amount equal to the Deposits as of the close of business on the Business Day immediately prior to the Closing Date, including accrued, but unpaid interest on such Deposits.

                  (ii) On the Business Day immediately following the Closing
            Date, Seller shall deliver to Purchaser by wire transfer, and to such account as may be specified by Purchaser, an amount equal to the Deposits as of the close of business on the Closing Date, including accrued, but unpaid interest on such Deposits, less the amount paid pursuant to Section 2.5(a)(i).

                  (iii) If the amount of the payments made to Seller pursuant to
            Section 2.5(b)(i) exceeds the amount payable to Seller pursuant to
            Section 2.5(b)(ii), then on the Business Day immediately following the Closing Date, Seller shall pay to Purchaser the difference between such amounts, by wire transfer, and to such account as may be specified by Purchaser.

      (b) Consideration to Seller.

                  (i) On the Closing Date, Purchaser shall deliver to Seller by wire transfer, and to such account as may be specified by Seller, an amount equal to the sum of:

                        (a) seventy-five percent (75%) of the Premium Amount (the "Paid Premium Amount") as calculated as of the close of business on the Business Day immediately prior to the Closing Date, subject to adjustment as set forth in Section 2.6;

                        (b) the Cash Amount as calculated as of the close of business on the Business Day immediately prior to the Closing Date;

                        (c) the Book Value of Personal Property as calculated as of the close of business on the Business Day immediately prior to the Closing Date; and

                        (d) the Loan Amount as calculated as of the close of business on the date of the Loan Schedule.

                  (ii) On the Business Day immediately following the Closing
            Date, Purchaser shall deliver to Seller by wire transfer, and to such account as may be specified by Seller, the amount provided for in Section 2.5(b)(i) as calculated as of the close of business on the Closing Date, less the amount paid pursuant to Section 2.5(b)(i).

                  (iii) If the amount of the payments made to Purchaser pursuant to Section 2.5(a)(i) exceeds the amount payable to Purchaser pursuant to Section 2.5(a)(ii), then on the Business Day immediately following the Closing Date, Purchaser shall pay to Seller the difference between such amounts, by wire transfer, and to such account as may be specified by Seller.

            (c) Accrual of Interest. If the Closing Date is a Friday, Seller and Purchaser agree that interest on certificates of deposit as calculated by Metavante for the Closing Date and the two (2) calendar days immediately following the Closing Date will accrue to Purchaser, provided that Purchaser shall reimburse Seller for one-third of such accrued interest on the Business Day immediately following the Closing Date.

            (d) Seller and Purchaser may agree to an arrangement whereby Seller shall deliver to Purchaser an amount equal to the difference between the amount to be delivered by Seller under Section 2.5(a) and the amount to be delivered by Purchaser under Section 2.5(b).

      Section 2.6 Post Closing Adjustment.

            (a) Within one hundred five (105) calendar days after the Closing Date, Purchaser shall deliver to Seller a written report, certified by Purchaser, which report shall set forth the Deposits assumed by Purchaser that remain with Purchaser as of the close of business on the date that is ninety
(90) calendar days after the Closing Date (the "Updated Deposit Payment Amount") and the adjusted Premium Amount based on the Updated Deposit Payment Amount, calculated as eight percent (8.0%) of the Updated Deposit Payment Amount (the "Updated Premium Amount"), which Updated Premium Amount shall not be less than $1,250,000.

            (b) Seller shall have a period of ten (10) Business Days following receipt of Purchaser's report described in Section 2.6 hereof to examine such report and Purchaser shall cooperate with Seller, its employees, representatives and agents in their examination of such report.

            (c) The Business Day immediately following the conclusion of the tenth (10th) Business Day period set forth in Section 2.6 hereof shall be called the "Settlement Date." On the Settlement Date the following settlements shall be made:

                  (i) in the event that the Updated Premium Amount exceeds the
            Paid Premium Amount, Purchaser shall pay to Seller, by wire transfer and to such account as may be specified by Seller, an amount equal to (x) the difference obtained by subtracting the Paid Premium Amount from the Updated Premium Amount plus (y) the interest on such difference for the number of calendar days from and including the Closing Date to but excluding the Settlement Date (the "Interest Period") at the Federal Funds Rate; and

                  (ii) in the event that the Paid Premium Amount exceeds the
            Updated Premium Amount, Seller shall pay to Purchaser, by wire transfer and to such account as may be specified by Purchaser, an amount equal to (x) the difference obtained by subtracting the Updated Premium Amount from the Paid Premium Amount plus (y) the interest on such difference for the Interest Period at the Federal Funds Rate.

            (d) Resolution of Disputed Payment Amount. Seller and Purchaser agree that if they fail to reach agreement as to the calculation of any of the payments set forth in this Section 2.6, the matter shall be referred to an independent firm of certified public accountants of national standing reasonably acceptable to Purchaser and Seller, and Purchaser and Seller agree to be bound by the determination of such firm with respect to any such matter referred to it for settlement. Purchaser and Seller agree to share equally the fees and charges of such firm for services rendered by it in resolving the disputed matters referred to it by the parties hereto.

            (e) Post-Closing Adjustment. All post-closing adjustments required by Section 2.6 of this Agreement shall take into account payments made by Purchaser to Seller and by Seller to Purchaser on both the Closing Date and the Business Day immediately following the Closing Date.

                                  ARTICLE III

                                    COVENANTS

      Section 3.1 Settlement Operations after Closing. Seller and Purchaser hereby agree that, for sixty (60) days after the Closing Date, or such longer period to which Purchaser and Seller may agree:

            (a) Seller shall remit to Purchaser all payments received by Seller intended for deposit to accounts which are Deposits.

            (b) Seller shall cooperate with Purchaser and take all reasonable steps required by Purchaser to ensure that, with respect to checks or drafts drawn against accounts that are Deposits, each such item that is coded for presentment to Seller or to any bank for the account of Seller is available for delivery to Purchaser's messenger at such time and place that the parties hereto shall agree for purposes of reconciling Purchaser's "midnight deadline" with respect to such item, as provided in Sections 4-104(a)(10) and 4-202(2) of the Massachusetts Uniform Commercial Code, or any shorter period for determining when return of an item is no longer timely under any applicable clearing house rule or agreement, it being understood that Seller shall be under no obligation with respect to any such items after their delivery, if the items are timely delivered in the agreed upon manner. Purchaser and Seller hereby acknowledge that time is of the essence with respect to the foregoing.

            (c) Seller shall remit to Purchaser electronic funds transfer deposits and deposits made through automated clearing house transactions made after the Effective Time with respect to accounts allocated to the Branch. Promptly following the Closing, Seller and Purchaser shall cooperate to obtain all consents necessary to enable electronic funds transfer deposits and automated clearing house transactions with respect to the Deposits to be made directly to Purchaser.

            (d) To the extent permitted by law and the applicable Deposit contracts, Purchaser agrees that it will honor all properly drawn checks, drafts, withdrawal orders and similar items drawn on the checks, drafts or withdrawal forms of Seller by Seller's depositors whose deposits are assumed by Purchaser and that are timely presented to Purchaser by mail, or over its counters or through clearing houses, and, if applicable, to reimburse Seller in full should Seller make payment on any such check or draft to the extent funds are available. Purchaser further agrees that it will in all other respects discharge, in the ordinary course of business, the duties and the obligations of Seller with respect to balances due and owing to the depositors whose deposits are assumed by Purchaser.

      Section 3.2 Items in Transit. Purchaser shall obtain the benefit of all items relating to or originating from the Branch that are in transit as of the Effective Time and are handled in accordance with Seller's usual and customary practices and procedures. If any item relating to or originating from the Branch is in transit as of the Effective Time and is returned to Purchaser, Purchaser shall use its best efforts to collect such returned item and charge the same back to the applicable Deposit account; however, if the item to be charged back to the Deposit account to which it relates would result in a negative balance in such account, Purchaser shall not charge back such item but shall promptly return it to Seller, and Seller shall promptly reimburse Purchaser for the amount of any item so returned less the available balance in the account.

      Section 3.3 Stop Payment Items. Purchaser agrees to honor all stop payment orders relating to the deposit accounts being assumed that have been initiated prior to the Closing Date and reflected in stop payment documents or computer records delivered to Purchaser on the Closing Date or immediately thereafter. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing Date, but not reflected in stop payment documents or computer records delivered to Purchaser by Seller prior to such payment, Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment. However, if following receipt of appropriate stop payment order documentation, Purchaser makes any payment in violation of any such order, Purchaser shall be liable for such payment and shall indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of such payment.

      Section 3.4 Unreconciled Passbook Accounts. A list of Seller's unreconciled passbook accounts is attached hereto as Schedule 1.1(e) (the "Unreconciled Passbook Accounts"). Seller confirms and agrees that it shall be solely responsible to any customer whose Unreconciled Passbook Account is transferred to Purchaser to the extent, if any, that the obligations of Seller to such customer with respect to such Unreconciled Passbook Account at the Effective Time exceeded the amounts for such Unreconciled Passbook Account set forth in Schedule 1.1(e) hereto regardless of when Seller and Purchaser receive notice of such claim, but only to the extent that Seller would have been responsible for such amount under applicable law, taking into account any statute of limitations or similar law or regulation, as if Seller had not entered into this Agreement. Seller confirms and agrees that any claim related to an Unreconciled Passbook Account made by a customer against Purchaser for an amount which as of the Effective Time exceeded that on Schedule 1.1(e) for such Unreconciled Passbook Account shall be indemnified by Seller pursuant to the provisions of Section 8.1 this Agreement.

      Section 3.5 Books and Records.

            (a) Transfer of Books and Records. To the extent permitted by applicable law, Seller shall transfer and deliver to Purchaser (i) on the Closing Date, all of the records of Seller pertaining to the Deposits and (ii) on the Closing Date, or as soon as practicable thereafter, all of the records of Seller in its possession that are reasonably capable of transfer pertaining to the Deposits. The records to be transferred hereunder shall include but are not limited to signature cards, Deposit agreements, all records relating to trustee process, liens, levies (tax or otherwise), and subpoenas or suspicious activity reports generated pursuant to Bank Secrecy Act and/or USA PATRIOT Act requirements, documents relating to ongoing or threatened litigation relating to any Deposits and other Deposit records.

            (b) Retention of Copies. Seller shall make available for inspection by the Purchaser, for a period of three (3) years following the Closing Date, any books and records, or copies thereof, pertaining to the Deposits, and Purchaser may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, that nothing contained herein shall require Seller to maintain such books and records longer than the period required by law, unless (i) any actual action has been brought prior to the end of the one year period, then Seller shall maintain such books and records until the action is disposed of without further appeal, or (ii) the parties shall agree upon a longer period; provided further, that Purchaser and

Seller shall not have a right of examination of any books, records or documentation or copies thereof pertaining to transactions that occur after the Closing Date; provided further, however, that Seller shall provide to Purchaser copies of all passbook records within fifteen (15) Business Days following the date of this Agreement, which records shall be updated no more than two (2) Business Days prior to the Closing Date; and provided further, however, that in the event that as of the end of such period, any tax year of either party is open to examination by any taxing authority, such books and records pertaining to the Assets purchased shall be maintained by the other party until a final disposition of the tax liability of such party for that year has been finally determined. Each party agrees to notify the other party upon written request of any open tax years at the end of such period.

      Section 3.6 Data Processing.

            (a) Tapes and Trial Balances. Seller has provided Purchaser with a trial balance tape or Excel spreadsheet with corresponding paper trial balance as of September 30, 2004 with respect to each of the Loans to be purchased by Purchaser and each of the Deposits to be assumed by Purchaser, together with the additional documents available to Seller which Purchaser shall reasonably request. Beginning December 31, 2004, within ten (10) Business Days after the end of each month thereafter, or as soon thereafter as is practicable, Seller shall provide Purchaser with a schedule of month end balances with respect to each of the types of loans to be purchased by Purchaser and deposit accounts to be assumed by Purchaser, together with the additional documents available to Seller that Purchaser shall reasonably request. Seller shall also provide Purchaser with a trial balance tape with corresponding paper trial balance as of the Closing Date with respect to each of the Loans to be purchased by Purchaser and each of the Deposits to be assumed by Purchaser.

            (b) Transfer of Information. Purchaser and Seller shall cooperate with each other, and shall cause their service bureaus to cause the transfer, as of the Effective Time on the Closing Date, or as soon as practicable thereafter, of all information and records relating to the Deposits from Seller's computer system to Purchaser's computer system.

            (c) Data Processing Conversion. Purchaser and Seller shall use, and shall cause their service bureaus to use, all commercially reasonable efforts to ensure that any data processing system conversion to be undertaken in connection with the Branch will be completed on the Closing Date.

      Section 3.7 Regulatory Approvals. Promptly following the date hereof, Purchaser shall apply to the Office of the Comptroller of the Currency and any other applicable regulatory agency for approval to assume the Deposits and purchase the assets, including without limitation, the Loans and the Premises. Purchaser and Seller shall each use its commercially reasonable efforts to obtain such approvals. Purchaser and Seller shall cooperate with each other in the preparation of all applications required to be filed, with any other applicable regulatory agency and Purchaser and Seller shall further cooperate with each other to obtain the approval of, or to provide notice to, such regulatory agencies and all other regulatory or other approvals, consents and permissions necessary to consummate the transactions contemplated hereby. Seller shall provide to Purchaser or to the appropriate regulatory authorities all information required to be submitted by Seller in connection with obtaining such approval, or providing such notice to, such regulatory agencies. Purchaser and Seller shall provide one another with copies of all applications and amendments thereto submitted pursuant to this Section 3.7; provided that any provisions in such application deemed to be confidential may be omitted from such copies. Seller agrees to approve, execute and deliver any other documents or materials, including any amendment to this Agreement that may be reasonably requested by Purchaser if a modification of the structure of the proposed transaction is reasonably deemed necessary or appropriate by Purchaser; provided, that any such modification does not adversely affect the economic benefit of the transaction to Seller, does not adversely affect the timing or delay the consummation of the proposed transaction in any material respect, or does not otherwise reduce the likelihood of the consummation of the transaction in any material respect.

      Section 3.8 IRAs. Within such period prior to the Closing Date as is required by applicable law, regulation or contractual obligation, Seller shall, at Seller's cost and expense and in accordance with the applicable customer agreement, resign as trustee or custodian from, and appoint Purchaser as successor trustee or custodian for, each IRA for which (a) Seller serves as trustee or custodian, and (b) the assets consist solely of Deposits. Seller shall, at Purchaser's cost and expense, use its best efforts to provide notice to each customer of the appointment of Purchaser as successor trustee or custodian for each such IRA, and to request that such customer either consent to Purchaser's appointment as successor IRA trustee or custodian or, within ninety
(90) days of such notice, transfer the IRA or appoint a different successor trustee or custodian. A form of such notice is attached to this Agreement as Exhibit D. Seller shall in any event take all necessary action to ensure that the IRAs will be transferred to Purchaser on the Closing Date. If any customer objects to the transfer of an IRA, such IRA shall not be transferred to the Purchaser, and shall not be considered to be a Deposit hereunder.

      Section 3.9 Contracts.

            (a) Seller has delivered to Purchaser true, complete and accurate copies of each of the contracts set forth in Schedule 1.1(a) attached hereto. Purchaser shall provide Seller with a schedule setting forth the Contracts (the "Contract Schedule"), within ten (10) Business Days after the date of this Agreement. Purchaser may by written notice to Seller prior to the Closing Date exclude from the Contract Schedule any Contracts that require the consent of a third party in order to be assigned to Purchaser, if, in each case, consent has not been obtained fifteen (15) calendar days prior to the Closing Date. An updated Contract Schedule shall be delivered by Purchaser to Seller no more than five (5) Business Days prior to the Closing Date.

            (b) In connection with the transfer and assignment of the Contracts to Purchaser, Seller shall, to the extent permitted by the applicable Contracts, obtain all consents of third parties other than regulatory agencies necessary to consummate the transactions contemplated hereunder or to prevent a breach or default under any such Contracts. If Seller is unable to obtain a required consent under any Contract, Seller shall cooperate with Purchaser to obtain for Purchaser, at Seller's cost, the benefits under such Contract, including enforcement of any and all rights of Seller against the other party or parties thereto.

      Section 3.10 Change of Name and Notice to Customers.

            (a) Notification of Deposit Transfer. Promptly after regulatory approval has been granted, Seller shall, and Purchaser at its option may, notify all customers of the Branch of the transactions contemplated hereby; provided, that no such notice shall be given unless the other party shall consent to the text of such notice prior to its release, which consent shall not be unreasonably withheld; provided further, that Purchaser may not mail to customers any replacement checkbooks, passbooks or other similar materials sooner than fifteen (15) days prior to the Closing Date. Nothing contained herein shall prevent Seller from giving notice to customers prior to the time referenced in this Section 3.10(a); provided, that no such notice shall be given unless Purchaser shall consent to the text of such notice prior to its release, which consent shall not be unreasonably withheld.

            (b) Change of Name on Documents. Purchaser shall take the following actions with respect to changing the name on the documents pertaining to the
Branch:

                  (i) within fifteen (15) Business Days after the Closing Date, notify all persons who are customers of the Branch on the Closing Date of such change of name and of the transactions consummated pursuant hereto;

                  (ii) within thirty (30) days after the Closing Date, use
            reasonable efforts to cause all checkbooks to be reissued in Purchaser's name;

                  (iii) within fifteen (15) Business Days after the Closing
            Date, use reasonable efforts to cause all passbooks and other materials to be reissued in Purchaser's name; and

                  (iv) from and after the Effective Time on the Closing Date, issue all monthly statements to depositors as may be required by the applicable Deposit contracts in accordance with Purchaser's usual and customary practices.

In order to assist Purchaser in undertaking its obligations hereunder, Seller agrees that on the Closing Date, it will provide Purchaser with a list of the customers of the Branch as of the close of business on the Business Day immediately prior to the Closing Date, together with a tape containing such customer list, and any other information or documentation available to Seller that Purchaser shall reasonably request.

      Purchaser further agrees that if Seller's customers present their passbooks to Purchaser, Purchaser will promptly cancel all such Seller passbooks. Both parties agree that Purchaser shall not issue passbooks related to an account acquired from Seller to any customer without receiving either such customer's Seller passbook or an affidavit of such customer that his or her Seller passbook has been lost or stolen. Purchaser agrees to retain any such affidavit of lost passbook in its records for a seven (7) year period from the date of such affidavit.

      Except as otherwise specifically provided for herein, nothing in this Section shall require Purchaser to undertake to reissue evidences of Deposits or rewrite other documents assumed by or assigned to Purchaser on the Closing Date except in the ordinary course of business.

      Section 3.11 Removal of Signage. Seller and Purchaser agree that Purchaser will pay for the removal of all Seller signage at the Branch and that, on the Closing Date, Seller will reimburse Purchaser for all reasonable costs and expenses associated with such removal; provided, that, Seller has been provided with evidence of such reasonable costs and expenses prior to the close of business the day before the Closing Date. If evidence satisfactory to Seller is not provided by such time, Seller shall reimburse Purchaser for such reasonable costs and expenses promptly after receipt of such evidence

      Section 3.12 Taxes.

            (a) For federal income tax reporting purposes, Seller will report all interest accrued and paid with respect to all Deposits up to the Effective Time on the Closing Date. Purchaser will report all interest accrued and paid with respect to all Deposits from the Effective Time on the Closing Date forward.

            (b) Except as otherwise provided in this Agreement, Purchaser shall, as of the Effective Time on the Closing Date, assume all applicable tax withholding requirements relating to the Deposits under the Internal Revenue Code of 1986, as amended (the "Code"), and any other applicable laws and regulations.

      Section 3.13 Employees and Employee Benefits.

            (a) Seller agrees that upon the Effective Time, all employees of the Branch shall become employed by the Purchaser and shall cease to be employed by the Seller.

            (b) Purchaser acknowledges and agrees that it will hire all employees currently employed by the Branch at the same annual rates of salary paid to each such employee as of the Closing Date and that such employees shall be considered "Branch Employees."

            (c) Purchaser shall not treat the Branch Employees as new hires, more specifically:

                  (i) Purchaser shall recognize each Branch Employee's periods of service with Seller for purposes of vesting and eligibility (but not benefit accrual) under Purchaser's 401(k) plan and any other employee benefit plan or program maintained by Purchaser with service-based eligibility or vesting criteria, as well as under

            Purchaser's employee vacation and sick leave policies including any carry-over of unused vacation or sick leave accrued for service with Seller; provided, however, that nothing herein shall require Purchaser to maintain any employee benefit plans or policies that are identical or similar to those maintained by Seller;

                  (ii) Purchaser shall cause each Branch Employee who is covered by a group life, health, medical, dental, vision or long-term disability insurance plan of Seller on the Closing Date to be covered, as of the Effective Time, under the comparable plan of Purchaser, to the extent that Purchaser provides such plans, on terms and conditions no less favorable than the terms and conditions then applicable to other employees of Purchaser; and

                  (iii) To the extent a Branch Employee becomes covered under a group life, health, medical, dental, vision or long-term disability insurance plan of Purchaser immediately after the Closing Date (A) such plan shall not apply any preexisting condition limitations to Branch Employees, except to the extent any preexisting condition limitations applied to such Branch Employees under Seller's and its affiliates' corresponding plans prior to the Effective Time, to deny, limit or modify coverage or eligibility for benefits, (B) each such plan that is a health insurance plan shall, for the relevant plan year that includes the Effective Time, credit any deductible and co-payment or out-of-pocket expenses incurred during the corresponding period by or with respect to any Branch Employee under the applicable health insurance plans maintained by Seller or any affiliate as of the Effective Time, and (C) each such plan that is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage to Branch Employees who were covered under Seller's corresponding plans immediately prior to the Effective Time.

                  (iv) Purchaser agrees that each Branch Employee shall be
            covered under, and be entitled to receive severance payments in accordance with, the severance plan maintained by Seller for its own employees as of the Effective Time with all prior service and compensation earned by such Branch Employees in service to Seller to be recognized for all purposes under such Seller severance plan; provided, however, that if the employment of George Georgenes, Eleni Pantelis or Grammenos Karanos is terminated by Purchaser for any reason other than "for cause" within one (1) year following Closing Date, the Purchaser shall pay such person or persons, as applicable, one (1) year's base pay less the amount paid by Purchaser in base pay to such individual through the date of the termination of employment.

For the purpose of this Agreement, "termination for cause" shall mean termination of the Branch Employee's employment because of a loss to Purchaser caused by the Branch Employee's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or any intentional failure to perform stated duties. In determining incompetence, the acts or omissions shall be measured against the standards for professional competence generally prevailing for employees having comparable positions in the banking industry. Any purported termination by Purchaser of a Branch Employee's employment "for cause" shall be communicated by a notice of termination to the Branch Employee. For purposes of
Section 3.13(c) of this Agreement, a "notice of termination" shall mean a written notice which shall indicate the specific "for cause" termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Branch Employee's employment under the provision so indicated.

            (d) During the period of time beginning on the day after the submission of all applications required to be filed with all applicable regulatory agencies for approval of the transactions contemplated hereby, Seller shall permit Purchaser to provide training and orientation to the Branch Employees and shall, subject to the provisions of this Section 3.13(d), excuse such officers and employees from their duties for Seller at the Branch for the purpose of such training and orientation by Purchaser under terms and conditions mutually agreeable to both parties, and at such dates and for such periods of time indicated on a schedule to be mutually agreed upon by Seller and Purchaser. The parties agree to cooperate with each other so as to schedule training at times and in manners designed to eliminate any interference with the normal functioning of the Branch.

      Section 3.14 Safe Deposit Boxes. On the Closing Date, and as part of the transactions contemplated hereby, Seller shall sell and Purchaser shall purchase from Seller the Safe Deposit Business. Seller and Purchaser shall give all notices and take all actions required by applicable laws, rules and regulations in connection with such transfer and sale of the Safe Deposit Business. An updated Schedule 1.1(e) shall be delivered by Seller to Purchaser no more than five (5) calendar days prior to the Closing Date, which shall accurately set forth the Safe Deposit Boxes as of the date thereof.

      Section 3.15 ABA Routing Number. Seller agrees to use its commercially reasonable efforts to transfer the Branch's ABA routing number to Purchaser.

      Section 3.16 Seller's Actions Prior to Closing. Between the date hereof and the Effective Time, Seller shall conduct its business at the Branch in the ordinary course and in substantially the same manner as such business is now being conducted. Specifically, Seller shall maintain its books, accounts and records pertaining to the Branch in the usual manner. Prior to the Effective Time, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

            (a) cause the transfer from the Branch of any Deposits, Safe Deposit Boxes or Safe Deposit Business, except upon the unsolicited request of a depositor or in the ordinary course of business;

            (b) effect any changes to the terms of any Deposit or deposit account, including the interest rate applicable thereto, except for changes in the ordinary course of business and which are uniformly available at Seller's other branch offices, or open any new type of deposit account at the Branch other than deposit accounts that are uniformly available at Seller's other branch banking offices; or

            (c) undertake any new solicitation of jumbo certificates of deposit or other deposits at the Branch having a rate of interest that is higher than the rate prevailing at Seller's other branch banking offices, or rollover or renegotiate terms of any jumbo certificates of deposit or other deposits at the Branch to provide a rate of interest that is higher than the rate prevailing at Seller's other branch banking offices.

      Section 3.17 Purchaser's Actions Prior to Closing. Prior to the Effective Time, Purchaser shall not without the prior written consent of the Seller, which consent shall not be unreasonably withheld:

            (a) solicit or engage in targeted advertising directed towards depositors of the Branch in any way that is reasonably likely to induce such Branch depositors to transfer any Deposits from the Branch to Purchaser; or

            (b) undertake any new solicitation of jumbo certificates of deposit or other deposits at the Branch having a rate of interest that is higher than the rate prevailing at Seller's other branch banking offices.

      Section 3.18 Cooperation and Further Assurances. Seller and Purchaser shall cooperate with each other and use their respective commercially reasonable efforts to complete the transactions contemplated herein, and each shall take all reasonable actions necessary to accomplish such transactions, including but not limited to the provision of any required notices to depositors with respect to the Deposits and the handling of items in transit and any other transition matters not otherwise covered by this Agreement. After the Effective Time on the Closing Date, Seller and Purchaser shall continue to provide reasonable assistance to each other to effectuate an orderly transfer to Purchaser of the Deposits, and in so assisting one another, shall at any reasonable time and from time to time upon the request of the other execute and deliver such further documents, certificates, assignments, receipts, endorsements and instruments of transfer as Purchaser or Seller (as the case may be) may reasonably require to complete the transactions contemplated hereby.

      Section 3.19 Post-Closing Cooperation. Seller shall promptly undertake to resolve any disputes or claims with customers or vendors arising prior to the Effective Time regarding Deposits, Safe Deposit Boxes, Loans or Contracts, and shall promptly notify Purchaser of resolution or such disputes or claims, and the status and/or progress of any such disputes or claims. Purchaser shall cooperate with Seller to resolve any such issues, but shall in no way be responsible for resolution of or payment for resolution of such pre-Effective Time disputes or claims.

                                   ARTICLE IV

                             COVENANT NOT TO COMPETE

      Section 4.1 Solicitation of Accounts. For a period of twelve (12) months following the Closing Date, Seller shall not directly solicit deposits or deposit related services from persons who are depositors of the Branch at the Effective Time and who are not otherwise depositors of Seller as of the Effective Time. Notwithstanding the foregoing sentence, Seller shall be permitted to engage in advertising, solicitations or marketing campaigns of a general nature which are not primarily directed to or targeted at customers of the Branch or targeted solely at the Boston market.

      Section 4.2 Enforcement and Remedies. Without limiting the remedies otherwise available at law or in equity, breach of any provision of this Article IV shall entitle Purchaser to seek and maintain from a court of competent jurisdiction an injunction against such breach.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      In order to induce Purchaser to enter into this Agreement, Seller hereby represents and warrants as follows:

      Section 5.1 Corporate Organization. Seller is duly organized, validly existing and in good standing as a commercial bank organized under the laws of the State of New York. Seller has all requisite corporate power and authority, and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies, to own and operate its properties and to conduct its business as a commercial bank in the manner in which it is presently being conducted.

      Section 5.2 Authorization. Seller has, or on the Closing Date will have, all requisite corporate power and authority and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement, and each of the documents and instruments contemplated hereby and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action to be taken on the part of Seller; and, upon execution and delivery, this Agreement and, subject to the receipt of any required regulatory approvals, each of such other documents and instruments, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, and subject to the qualifications that (i) enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors' rights against debtors generally and (ii) the enforceability of Seller's obligations thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help.

      Section 5.3 Approvals to Operate Branch. All certificates, permits, licenses, approvals and other authorizations necessary or appropriate to permit Seller's occupancy of the Branch for use as a branch banking office (collectively, "Approvals") have been duly issued and are in full force and effect. Seller has received no communication from any governmental authority with respect to the proposed or actual revocation or termination of any of the Approvals, and Seller has no knowledge of any facts which would form the basis for any such revocation or termination.

      Section 5.4 Litigation. There are no pending or, to Seller's knowledge, threatened actions, suits or proceedings, before any court, governmental agency, arbitrator or instrumentality relating to the business of the Branch or that purport to affect the legality, validity or enforceability of this Agreement or that could materially adversely affect the Deposits or the ability of Seller to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could serve as a basis for disapproval of the transactions contemplated hereby by any regulatory authority.

      Section 5.5 Non-Contravention. Subject to obtaining all applicable regulatory approvals, consents and waivers, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated under this Agreement will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or to which Seller (or any of its respective properties) is subject, or enable any person to enjoin the transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Seller, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Seller is a party, or to which any of its respective properties or assets may be bound or affected, other than any such violation which would not have a material adverse effect on the condition, financial or otherwise, or in the results of operations or business affairs of Seller or of the Branch, considered as a whole, to be conveyed hereunder (a "Material Adverse Effect"), whether or not arising in the ordinary course of business.

      Section 5.6 Consents and Approvals. No consent, waiver, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery by Seller of this Agreement, or for the validity or enforceability of this Agreement against Seller or for the payment of any amounts by Seller hereunder, other than those that have been or will be applied for on or after the date hereof and prior to the Closing Date.

      Section 5.7 Agents or Brokers. Seller has not retained or otherwise engaged any agent, broker, finder or any other person for any fee or commission, or otherwise agree to pay such person, for or on account of this Agreement or the transactions contemplated hereby, the fee of which, if any, will be paid by Seller.

      Section 5.8 Deposits. The deposit accounts of Seller are insured under the Bank Insurance Fund of the FDIC up to applicable limits and no action is pending or, to the knowledge of Seller, threatened, with respect to the termination of such insurance.

      Section 5.9 Books and Records. The books and records of Seller pertaining to the Branch fairly reflect the information regarding the Deposits necessary for Purchaser to assume the Deposits upon the Closing of the transaction. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal requirements.

      Section 5.10 Disclaimer. All transfers to Purchaser of Deposits are subject to the individual depositors' continuing rights to withdraw, and Seller makes no representation or warranty to Purchaser concerning the continuing maintenance of such Deposits.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      In order to induce Seller to enter into this Agreement, Purchaser hereby represents and warrants as follows:

      Section 6.1 Corporate Organization. Purchaser is duly organized, validly existing and in good standing as a national bank organized under the laws of the United States of America. It has all requisite corporate power and authority and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies to own and operate its properties and to conduct its business as a national bank in the manner in which it is presently being conducted.

      Section 6.2 Authorization. Purchaser has all requisite corporate power and authority, and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement other than those regulatory approvals required in connection with such transactions that have been or will be applied for. The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action to be taken on the part of

Purchaser; and, upon execution and delivery, this Agreement and, subject to receipt of any required regulatory approvals, each of such other documents and instruments will constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, and subject to the qualifications that (i) enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors' rights against debtors generally and (ii) the enforceability of Purchaser's obligations thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help.

      Section 6.3 Litigation. There are no pending or, to Purchaser's knowledge, threatened actions, suits or proceedings before any court, governmental agency, arbitrator or instrumentality that purport to affect the legality, validity or enforceability of this Agreement, or that could materially adversely affect the ability of Purchaser to perform its obligations under this Agreement, that in any manner questions the validity of this Agreement or that could serve as a basis for disapproval of the transactions contemplated hereby by any regulatory authority.

      Section 6.4 Non-Contravention. Subject to obtaining all applicable regulatory approvals, consents and waivers, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated under this Agreement will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or to which Purchaser (or any of its respective properties) is subject, or enable any person to enjoin the transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Purchaser or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser is a party, or to which any of its respective properties or assets may be bound or affected, other than any such violation which would not have a material adverse effect on the condition, financial or otherwise, or in the earnings or business affairs of Purchaser, whether or not arising in the ordinary course of business.

      Section 6.5 Consents and Approvals. No consent, waiver, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery by Purchaser of this Agreement, or for the validity or enforceability of this Agreement against Purchaser or for the payment of any amounts by

Purchaser hereunder, other than those which have been or will be applied for on or after the date hereof and prior to the Closing Date, as set forth in Section
3.7. As of the date hereof, Purchaser knows of no reason why the consents, waivers or approvals of government authorities referred to in Section 3.7 that are required to be obtained should not be obtained without the imposition of any material, non-standard conditions or restrictions.

      Section 6.6 Agents or Brokers. Purchaser has not retained or otherwise engaged any agent, broker, finder or any other person for any fee or commission, or otherwise agreed to pay such person, for or on account of this Agreement or the transactions contemplated hereby.

      Section 6.7 Deposits. The deposit accounts of Purchaser are insured under the Bank Insurance Fund of the FDIC up to applicable limits and no action is pending or, to the knowledge of Purchaser, threatened, with respect to the termination of such insurance.

      Section 6.8 Absence of Inducements. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement or any schedules attached hereto, whether or not any such representations, warranties or statements were made in writing or orally.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

      Section 7.1 Conditions to Obligations of All Parties. The obligations of both Purchaser and Seller hereunder are subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

            (a) Receipt of Regulatory Approvals. Receipt of all approvals of all applicable regulatory and governmental authorities required by applicable law or regulations to be obtained relating to the assumption by Purchaser of the Deposits or the closing of the Branch by Seller, as contemplated hereby, the expiration of all applicable notice and waiting periods relating thereto, and the satisfaction of all conditions contained in such approvals that are required to be satisfied prior to consummation of the transaction.

            (b) Absence of Material Litigation. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against Seller or Purchaser for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that the Agreement or the consummation of the transactions contemplated hereby is illegal.

            (c) Loan Purchase. Consummation of the acquisition of the Loans by Purchaser from Seller in accordance with the terms of the Loan Purchase Agreement and the acquisition of the REIT Loans by Purchaser from REIT in accordance with the terms of the REIT Loan Purchase Agreement.

      Section 7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser hereunder are subject to the satisfaction on or before the Closing Date of the following conditions, unless waived, in writing, by
Purchaser:

            (a) Performance of Obligations. Seller shall have complied in all material respects with all of its obligations under this Agreement required to be performed or complied with prior to or on the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Seller hereunder shall continue to be true and correct on and as of the Closing Date as if they had been made on the Closing Date.

            (c) Sufficiency of Instruments of Transfer. The form and substance of all instruments of transfer and other documents to be delivered to Purchaser hereunder shall have been approved by Purchaser and its counsel, and such approval shall not be unreasonably withheld.

            (d) Items to be Delivered by Seller. At or before the Closing, as applicable, Seller shall have delivered to Purchaser the following documents, duly executed and, where appropriate, acknowledged:

                  (i) Resolution of Board of Directors. A resolution of Seller's board of directors authorizing the execution and delivery of this Agreement, and the other documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, and a certificate executed by the Secretary or Assistant Secretary of Seller certifying to the adoption of such resolution.

                  (ii) Officer's Certificate. An officer's certificate, dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions set forth as items (a) and (b) of this Section 7.2.

                  (iii) Assignment and Assumption Agreement. An Assignment and
            Assumption Agreement in the form attached hereto as Exhibit A.

                  (iv) Legal Opinion. An opinion of counsel for Seller in a form reasonably acceptable to Purchaser.

                  (v) Other Documentation. Such other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying of the Deposits to be assumed by Purchaser.

      Section 7.3 Additional Conditions to Obligations of Seller. The obligations of Seller hereunder are subject to the satisfaction on or before the Closing Date of the following conditions, unless waived, in writing, by Seller:

            (a) Performance of Obligations. Purchaser shall have complied in all material respects with all of its obligations under this Agreement required to be performed or complied with prior to or on the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Purchaser hereunder shall continue to be true and correct in all material respects on and as of the Closing Date as if they had been made on the Closing Date.

            (c) Sufficiency of Instruments of Transfer. The form and substance of all instruments of transfer and other documents to be delivered to Seller hereunder shall have been approved by Seller and its counsel, and such approval shall not be unreasonably withheld.

            (d) Property. Purchaser and Seller shall have consummated the purchase from Seller of the building located at 33 State Street, Boston, Massachusetts 02109 (the "Premises") in accordance with the terms of a certain Purchase and Sale Agreement by and between Seller and Purchaser dated the date hereof.

            (e) Items to be Delivered by Purchaser. At or before the Closing, as applicable, Purchaser shall have delivered to Seller the following documents, duly executed and where appropriate, acknowledged:

                  (i) Resolution of Board of Directors. A resolution of
            Purchaser's board of directors authorizing the execution and delivery of this Agreement, and the documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, and a certificate executed by the Secretary or Assistant Secretary of Purchaser certifying to the adoption of such resolution.

                  (ii) Officer's Certificate. An officer's certificate dated the
            Closing Date, certifying to the fulfillment and satisfaction of the conditions set forth as items (a) and (b) of this Section 7.3.

                  (iii) Assignment and Assumption Agreement. An Assignment and
            Assumption Agreement in the form attached hereto as Exhibit A.

                  (iv) Legal Opinion. An opinion of counsel for Purchaser in a form reasonably acceptable to Seller.

                  (v) Other Documents. Such other documents and instruments as counsel for Seller may reasonably require as necessary or desirable for transferring, assigning and conveying to Purchaser the Deposits to be assumed by Purchaser pursuant to this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      Section 8.1 Seller's Indemnification. Notwithstanding any other provision of this Agreement to the contrary, Seller agrees to indemnify and hold Purchaser harmless from and against any loss, fee, cost, expense, damage, liability or obligation that Purchaser may receive, suffer, or incur, including reasonable attorney's fees ("Losses"), in connection with any claim made or action instituted against Purchaser arising or claimed to have arisen from (a) Seller's actions or inactions either (i) prior to the Effective Time, or (ii) after the Effective Time, except for obligations with respect to the Deposits to be assumed pursuant to the terms of the Agreement or (b) the material breach by Seller of any representation, warranty or covenant made by Seller contained in this Agreement; provided, that Purchaser notify Seller of any such written claim or action within thirty (30) days after Purchaser has actual notice that the same has been made or instituted, as the case may be but failure to so notify Seller shall not relieve Seller from any liability hereunder to the extent it is not materially prejudiced as a result thereof; and provided further, that Seller may assume the defense of any such written claim or action by attorneys of its own choosing, and reasonably acceptable to Purchaser, at its expense. Seller shall not have any liability, or be subject to any claim, under this Section 8.1 unless and until all Losses on account of matters covered in this Section 8.1 exceed $25,000, whereupon Purchaser shall be entitled to receive indemnity payments under this Section 8.1.

      Section 8.2 Purchaser's Indemnification. Notwithstanding any other provision of this Agreement to the contrary, Purchaser agrees to indemnify and hold Seller harmless from and against any of its Losses in connection with any claim made or action instituted against Seller relating to or arising out of or claimed to have arisen from (a) Purchaser's actions or inactions after the Effective Time relative to any of the obligations with respect to the Deposits to be assumed pursuant to the terms of this Agreement or (b) the material breach by Purchaser of any representation, warranty or covenant made by Purchaser contained in this Agreement; provided, that Seller notify Purchaser of any such written claim or action within thirty (30) days after Seller has actual notice that the same has been made or instituted, as the case may be and that failure to notify Purchaser shall not relieve Purchaser from any liability hereunder to the extent it is not materially prejudiced as a result thereof; and provided further, that Purchaser may assume the defense of any such written claim or action by attorneys of its own choosing, and reasonably acceptable to Seller, at its expense. Purchaser shall not have any liability, or be subject to any claim, under this Section 8.2 unless and until all Losses on account of matters covered in this Section 8.2 exceed $25,000, whereupon Seller shall be entitled to receive indemnity payments under this Section 8.2.

                                   ARTICLE IX

                                   TERMINATION

      Section 9.1 Events of Termination. This Agreement shall terminate and be of no further force or effect upon the occurrence of any of the following:

            (a) Mutual agreement, executed in writing, of the parties hereto.

            (b) The failure of the transactions contemplated herein to be consummated on or prior to June 30, 2005.

            (c) The expiration of thirty (30) days from the date that either party has properly given written notice to the other party of the notifying party's intention to terminate this Agreement as a consequence of such other party's material breach or misrepresentation of any condition, warranty, representation or covenant herein; provided, that no such termination shall take effect if within said thirty (30) day period the party so notified shall have reasonably corrected the grounds for termination as specified in the aforementioned notice.

            (d) Upon written notice of either Seller or Purchaser to the other within thirty (30) days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency, unless within such thirty (30) day period a petition for rehearing or an amended application has been filed with such applicable regulatory agency, in either of which events the rights to terminate this Agreement shall be reinstated following the completion or abandonment of all administrative proceedings to which any of the parties hereto is entitled.

      Section 9.2 Exception. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement because of its own breach or an immaterial breach by the other party hereto.

      Section 9.3 Effect of Termination.

            (a) In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto, except for Section 10.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof. In the event of a willful breach of the Agreement, the parties agree that the breaching party will pay liquidated damages in the amount of $250,000 to the non-breaching party.

            (b) Purchaser and Seller each agree that if (i) this Agreement terminates in accordance with Section 9.1(b) solely due to the failure of Purchaser or Seller to obtain regulatory approvals, or satisfy any conditions contained in such approvals by the date referred to in Section 9.1(b) or (ii) either Purchaser or Seller terminates this Agreement in accordance with Section 9.1(d) because any application of Purchaser or Seller for regulatory approval is denied or withdrawn, the party that did not obtain regulatory approval shall reimburse the other party for an amount which represents attorneys' fees and other reasonable expenses which reflect the actual direct costs incurred to third parties in connection with the negotiation and preparation of this Agreement, and the administration of its obligations hereunder, documented to the party that failed to obtain regulatory approval, without profit which amount shall not exceed $25,000; provided that, each of Purchaser and Seller agrees to use its best efforts to obtain all required regulatory approvals as expeditiously as possible. If either Purchaser or Seller does not use its best efforts to obtain all required regulatory approvals, such party shall be liable for damages as set forth in Section 9.3(a).

                                   ARTICLE X

                                  MISCELLANEOUS

      Section 10.1 Expenses. Except as herein otherwise expressly provided in
Section 9.3, each party hereto shall pay its own expenses incurred in fulfilling its obligations hereunder.

      Section 10.2 Notices. Any notice or other communication required or permitted hereunder shall be deemed given if delivered in person, by courier or if sent by registered or certified mail, postage prepaid, return receipt requested or by express mail, overnight delivery or facsimile transmission (followed by hard copy) addressed as follows:

            (a)   If to Purchaser:

                  The First National Bank of Ipswich
                  31 Market Street
                  Ipswich, MA   01938
                  Attention:  Donald P. Gill
                  President and Chief Executive Officer
                  Telephone Number: (978) 356-3000
                  Facsimile Number:(978) 356-5937

                  With copies to:

                  Craig and Macauley Professional Corporation
                  600 Atlantic Avenue
                  Boston, MA 02110
                  Attention: David F. Hannon, Esq.
                  Telephone Number: (617) 367-9500
                  Facsimile Number: (617) 742-1788

            (b)   If to Seller:

                  Atlantic Bank of New York
                  960 Avenue of the Americas
                  New York, NY  10001
                  Attention: Thomas M. O'Brien
                  President and Chief Executive Officer
                  Telephone Number: (212)714-7301
                  Facsimile Number: (212) 714-7418

                  With copies to:

                  Atlantic Bank of New York
                  960 Avenue of the Americas
                  New York, New York  10001
                  Attention: James S. Maxwell, Esq.
                  General Counsel
                  Telephone Number: (212)714-7312
                  Facsimile Number: (212) 967-2557

                  Thacher Proffitt & Wood LLP
                  1700 Pennsylvania Avenue, NW
                  Washington, DC  20006
                  Attention:  Matthew Dyckman, Esq.
                  Telephone Number: (202) 626-5647
                  Facsimile Number: (202) 626-1930

Any such notice or communication if mailed shall be deemed to have been given as of five (5) Business Days after the date mailed or, if delivered in person, shall be deemed given on the date so delivered. Either party may specify a different address by giving notice to that effect to the other party.

      Section 10.3 Survival. The representations, warranties and covenants set forth in this Agreement shall only survive for one (1) year after the completion of the transactions contemplated hereby, except for the provisions of Section 3.4, 3.5 and those other covenants that by their terms expressly so survive.

      Section 10.4 Confidentiality. Both parties agree that as a condition to entering into this Agreement, it will be necessary to exchange certain confidential information regarding each other. As a condition to such information exchange, each party furnishing information (the "Furnishing Party") is requiring that the party receiving the information (the "Recipient") agree, as set forth below, to treat confidentially such information and any other information that the Furnishing Party, its agents or its representatives (including, but not limited to, attorneys, financial advisors and service providers and other vendors) furnishes to the Recipient or its directors, officers, employees, agents, advisors, banking regulators, prospective bank or institutional lenders, affiliates or representatives of Recipient's agents, advisors, service providers and other vendors or prospective lenders (all of the foregoing collectively referred to as Recipient's "Representatives"), whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by Recipient or others, which contain or otherwise reflect such information (collectively, the "Confidential Information").

      The term "Confidential Information" does not include information that (1) becomes generally available to the public other than as a result of disclosure by Recipient or Recipient's Representatives, (2) was available to Recipient on a non-confidential basis or in the public domain through no fault of the Recipient prior to its disclosure to Recipient by the Furnishing Party, its representatives or its agents, or (3) becomes available to Recipient on a non-confidential basis from a source other than the Furnishing Party, its representatives or its agents, provided that such source is not bound by a confidentiality agreement with the Furnishing Party, its representatives or its agents or otherwise prohibited from transmitting the information to Recipient or Recipient's Representatives by a contractual, legal or fiduciary obligation.

      It is understood that Recipient may disclose any of the Confidential Information to those of Recipient's Representatives who require such material for the purpose of completing the transaction contemplated by this Agreement (provided that such Representatives shall be informed by Recipient of the confidential nature of the Confidential Information). Recipient agrees that the Confidential Information will be kept confidential by Recipient and Recipient's Representatives and, except with the specific prior written consent of the Furnishing Party or as expressly otherwise permitted by the terms hereof, will not be disclosed by Recipient or Recipient's Representatives. Recipient further agrees that Recipient and Recipient's Representatives will not use any of the Confidential Information for any reason or purpose other than to complete the transaction contemplated by this Agreement.

      In the event that Recipient or any of Recipient's Representatives are requested or required (by oral questions, interrogatory, request for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any of the Confidential Information, it is agreed that Recipient or such Representative, as the case may be, will, if lawfully permitted, provide the Furnishing Party with prompt notice of such request(s) so that it may seek (with Recipient's reasonable cooperation if requested by the Furnishing Party) an appropriate protective order or other appropriate remedy and/or waive Recipient's or such Representative's compliance with the provisions of this letter agreement. In the event that such protective order of other remedy is not obtained, or that the Furnishing Party grants a waiver hereunder, Recipient or such Representative may furnish that portion (any only that portion) of the Confidential Information that, in the written opinion of Recipient's counsel, Recipient is legally compelled to disclose and will exercise Recipient's best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

      Although Recipient understands that the Furnishing Party will endeavor to include in the Confidential Information known to it which it believes to be relevant for the purpose of Recipient's investigation, Recipient further understands that neither Furnishing Party nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Confidential Information. Recipient agrees that neither the Furnishing Party nor its agents or its Representatives will have any liability to Recipient or any of Recipient's Representatives resulting from the use of the Confidential Information by Recipient or such Representatives. Only those representations and warranties that may be made to Recipient or Recipient's affiliates in the Purchase and Assumption Agreement, subject to such limitations and restrictions as are specified therein, shall have any legal effect.

      Recipient hereby agrees to indemnify and hold harmless the Furnishing Party from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by Recipient or Recipient's Representatives of the Confidential Information. Recipient also acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this letter agreement by Recipient or Recipient's Representatives and that any such breach would cause the Furnishing Party irreparable harm. Accordingly, Recipient also agrees that in the event of any breach or threatened breach of this letter agreement, the Furnishing Party, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

      Without the prior written consent of the Furnishing Party, the Recipient and its Representatives will not disclose to any person (a) the fact that the Confidential Information has been made available to such party or that such party has inspected any portion of the Confidential Information, or (b) any of the terms, conditions or other facts with respect to the transaction contemplated by this Agreement, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and, if permitted by law, and after advising and consulting with the Furnishing Party about the intention of Recipient or Recipient's Representatives to make, and the proposed contents, of such disclosure) is, in the opinion of Recipient's counsel, required by applicable laws, the applicable rules of any stock exchange on which the Recipient's securities are listed, or in order to make any required regulatory filings with any applicable bank regulatory agency. The term "person" as used in this Section 10.4 shall be broadly interpreted to include without limitation any corporation, company, partnership or individual.

      Without the prior written consent of the other, neither party nor its Representatives who are aware of the Confidential Information or the transactions contemplated by this agreement will initiate or cause to be initiated (other than through its respective agents or designated officers) any communication with any employee of the other concerning the Confidential Information or the transaction contemplated by this Agreement.

      Each of Purchaser and Seller acknowledge that it is subject to the Federal Reserve Board's Interagency Guidelines Establishing Standards for Safeguarding Customer Information, at 12 C.F.R. Part 208, Appendix D-2, as amended or supplemented from time to time (the "Guidelines"). If the Furnishing Party provides the Recipient with "customer information", as defined in the Guidelines, the Recipient will (a) ensure the security and confidentiality of the customer information, (b) protect against any anticipated threats or hazards to the security or integrity of the customer information, and (c) protect against any unauthorized access to or use of the customer information that could result in substantial harm or inconvenience to the Furnishing Party's customers. Upon written request of the Furnishing Party, the Recipient, unless otherwise required by law or regulation, shall either, at the Furnishing Party's option, return to the Furnishing Party or destroy all tangible Confidential Information, including copies, reproductions or information, (including that maintained in any computer memory, storage media or similar form) otherwise containing Confidential Information. The Recipient shall, unless otherwise required by law or regulation, also destroy any documents or other materials developed by the Recipient containing Confidential Information. The Recipient shall certify to the Furnishing Party in writing that it has returned or destroyed, as applicable, Confidential Information. Notwithstanding such return or destruction, each Party will continue to be bound by its obligation under this letter agreement.

      Section 10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

      Section 10.6 Modification. No supplement, modification or amendment of this Agreement shall be valid unless executed in writing by both parties hereto.

      Section 10.7 Waivers. Either party may waive any one or more conditions to the performance of its obligations (other than required regulatory approvals) or breaches of, or defaults under, this Agreement by the other party and proceed to the Closing of the transactions contemplated hereby without prejudice to any other rights or remedies to which such party may otherwise be entitled. No waiver of any provision of, breach of or default under this Agreement shall be considered binding unless executed in writing by the party granting such waiver. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof or any subsequent breach or default (whether or not similar) nor shall any such waiver constitute a continuing waiver.

      Section 10.8 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      Section 10.9 Schedules, Exhibits and Headings. All Schedules and Exhibits referred to herein shall constitute a part of this Agreement. Section, paragraph and subparagraph headings are not to be considered part of this Agreement, are for convenience and reference only, and are not to be deemed to be full or accurate descriptions of the contents of any paragraph or subparagraph.

      Section 10.10 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but this Agreement may not be assigned by either party without the written consent of the other. This Agreement is personal to the parties hereto and their successors and permitted assigns and is not intended for the benefit of and shall not be relied upon by any other person and no such person (or any other person acting on such person's behalf) shall be entitled to the benefit of or to enforce this Agreement; provided, that this Agreement may be relied upon by any governmental or regulatory agency whose approval or consent is a condition to the consummation by either party of the transactions contemplated by this Agreement. The parties agree that if, prior to the Closing, either Seller or Purchaser is party to a merger or acquisition, the transactions contemplated by this Agreement shall be consummated with the surviving entity of such merger or acquisition.

      Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

      Section 10.12 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, to the extent that federal law does not control.

      Section 10.13 Public Announcements. Neither Purchaser nor Seller shall cause to be made any advertisement, solicitation or public announcement regarding this Agreement or the transactions contemplated hereby between the date hereof and the Effective Time without the prior approval of the other party, except as may otherwise be required by law in which case the other party shall be provided a reasonable opportunity to review and comment upon such advertisement, solicitation or public announcement prior to its dissemination. Purchaser shall, between the date hereof and the Effective Time, at Purchaser's expense and with the consent of Seller, be permitted to communicate with the customers of the Branch concerning the transactions provided for herein. Any consent or approval required by this Section 10.13 shall not be unreasonably withheld.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Assumption Agreement to be duly executed as of the day and year first above written.


                                            ATLANTIC BANK OF NEW YORK


Attest:                                     By: /s/ Thomas M. O'Brien
                                                ------------------------------
                                                Thomas M. O'Brien
/s/ James S. Maxwell                            President and Chief Executive
-------------------------                       Officer


                                            THE FIRST NATIONAL BANK OF IPSWICH


Attest:                                     By: /s/ Donald P. Gill
                                                ------------------------------
                                                Donald P. Gill, President
/s/ Tammy A. Hartmann                           and Chief Executive Officer
------------------------

                                    SCHEDULES


Schedule 1.1(a)         Assumed Contracts

Schedule 1.1(b)         Assumed Deposits

Schedule 1.1(c)         Personal Property

Schedule 1.1(d)         Safe Deposit Boxes

Schedule 1.1(e)         Unreconciled Passbook Accounts

                                    EXHIBIT A

                   Form of Assignment and Assumption Agreement

                                    EXHIBIT B

                         Form of Loan Purchase Agreement

                                    EXHIBIT C

                      Form of REIT Loan Purchase Agreement

                                    EXHIBIT D

                              Notice to IRA Holders